EXHIBIT 23.7

Tel – Aviv, 26 March , 2006

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4, relating to the 4% cumulative convertible preferred stocks of Ampal American Israel Corporation, of our report dated 24/02/2005 relating to the financial statements of Epsilon Investment House Ltd., which is included in the Ampal American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Kost Forer Gabbay & Kasierer Member practice of Ernst & young global